Exhibit 99.1

Catasys Contracts with the Largest U.S. Health Insurance Company

●	OnTrak-U Solution initially launching in 8 states
●	OnTrak-U Solution will cover depression, anxiety, and substance use disorder
●	Investor Call to be held today, February 2nd at 4:30 pm ET/ 1:30 pm PT

LOS ANGELES, February 2, 2017 /PRNewswire/ -- Catasys, Inc. (OTCQB: CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, announced today that it has contracted with the largest national health insurance company in the United States (the “Insurer”) to implement its OnTrak solution for anxiety, depression and substance use disorders (OnTrak -U). OnTrak-U is anticipated to launch in the first half of 2017 in eight states where OnTrak is already available to members of other leading health plans, with a case rate fee when members enroll plus a sharing of savings with the health plan.

Catasys eligible members average approximately $30,000 in costs to health insurers per year, and Catasys has been shown to reduce inpatient and emergency room utilization, driving an approximately 50 percent average reduction in total health insurers' costs for enrolled members from the year prior to enrollment.

This contract will leverage Catasys’ proprietary analytic models to identify impactable members to engage and is anticipated to significantly contribute towards the Company’s goal of Equivalent Lives covered under contract of 20 million by the end of 2017. The Company has signed agreements to provide its OnTrak solution to several health plans, including some of the largest in the United States (http://catasys.com/clients.html).

“This is an exciting opportunity to expand and leverage our existing operations in several states and significantly increase the number of eligible members for our OnTrak solution. This represents the first multi- state agreement which will use our analytic models for our expanded product offering covering high-cost members suffering from anxiety, depression or substance use disorders. We are very pleased with the reception our advanced proprietary solutions are receiving in the market,” stated Rick Anderson, President and COO of Catasys.

“This particular health plan has an exceptional track record of innovation and providing care to its members. We are excited to partner with them and look forward to demonstrating the value of our solution,” concluded Mr. Anderson.

Investor Call

The Company will hold a conference call with the investment community today, February 2, 2017 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The dial-in numbers for the conference call are 1-888-427-9376 (Toll Free), 1-719-457-2639 (International). Please ask the operator to join you into the “Catasys Investor Call” or provide the conference ID number: 1474347.

A live webcast of the conference call will be available online which can be accessed on the Investor Relations section of the Catasys website: http://catasys.com/presentations.html.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

For interested individuals unable to join the conference call, a replay of the webcast will be available at http://catasys.com/presentations.html for 30 days following the call. Also, a dial-in replay of the call will be available through February 16, 2017, at +1-844-512-2921 (U.S. Toll Free) or 1-412-317-6671 (International). Participants must use the following code to access the dial-in replay of the call: 1474347.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, North Carolina, New Jersey, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin. For further information, please visit catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Amy Talebizadeh

Catasys, Inc.

(310) 444 -4346